Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in Form 8-K/A of Amtech Systems, Inc. of our report dated April 3, 2023 with respect to the consolidated financial statements of Entrepix, Inc. and Subsidiaries as of February 28, 2022 and for the year then ended, included in this Current Report on Form 8-K/A of Amtech Systems, Inc. dated April 3, 2023.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona

April 3, 2023